Exhibit 99.1

Contact:	Matthew Skelly VP – Investor Relations 1845 Walnut Street Philadelphia, PA 19103 (877) 280-2857 (215) 561-5692 (facsimile)

ATLAS PIPELINE PARTNERS, L.P.

REPORTS THIRD QUARTER 2011 RESULTS

•	Distributable Cash Flow for third quarter 2011 was $37.3 million, an increase of 25% over previous quarter

•	Announced distribution of $0.54 per common limited partner unit, a 15% increase over previous quarter

•	Adjusted EBITDA for third quarter 2011 was $49.7 million, an increase of 14% over previous quarter

•	Third quarter 2011 processed gas volume was 567 MMCFD, a 21% year-over-year quarterly increase

•	Risk management program expanded to increase margin protection through 2013

•	WestTX expansion online; Velma and WestOK expansion coming in on-time and within budget

Philadelphia, PA, October 31, 2011 – Atlas Pipeline Partners, L.P. (NYSE: APL) (“APL”, “Atlas Pipeline”, or the “Partnership”) today reported adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”), of $49.7 million for the third quarter of 2011 as volumes and natural gas liquids (“NGL”) prices increased across all systems. Processed natural gas volumes totaled 567 million cubic feet per day, a 21% increase compared to the same period last year, and the weighted average NGL price was $1.27/gallon for the quarter, a 41% increase year-over-year. For the third quarter of 2011, Distributable Cash Flow was $37.3 million, or $0.70 per average common limited partner unit. Net income from continuing operations was $50.3 million for the third quarter of 2011 compared with net loss of $17.5 million for the prior year third quarter.

Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures, which are reconciled to their most directly comparable GAAP measures within the tables at the end of this news release. The Partnership believes these measures provide a more accurate comparison of the operating results for the periods presented.

On October 26, 2011, the Partnership declared a distribution for the third quarter of 2011 of $0.54 per common limited partner unit to holders of record on November 7, 2011, and payable on November 14, 2011. This represents a sequential quarterly growth rate of 14.9% over the second quarter of 2011. This distribution represents Distributable Cash Flow coverage per limited partner unit of approximately 1.21x for the third quarter of 2011.

“We are pleased to report another successful quarter of results for the Partnership. With continued strong activity in the areas we operate, we have raised the distribution another 15% to $0.54 a unit, the second straight quarter of double-digit percentage quarterly distribution growth. This also represents over 50% distribution growth over the past year. Operationally, our focus going forward is to execute the announced organic growth plans that we have discussed previously. Those expansions are coming in on time and within budget with the re-start of the Midkiff skid at West Texas now back in service and Velma and WestOK on track for a mid-2012 in-service date. Our team is going to work hard over the next couple of quarters to get these facilities installed to better serve our customers. As activities continue to pick up in our footprint, we will continue to capitalize on opportunities that arise and look to add even more value to our unit holders. Thank you for your continued support,” stated Eugene N. Dubay, Chief Executive Officer of the Partnership.

*    *    *

Capitalization and Liquidity

The Partnership had total liquidity (cash plus available capacity on its revolving credit facility) of $250.6 million as of September 30, 2011. Total debt outstanding was $426.0 million at September 30, 2011, compared to $566.0 million at December 31, 2010, a decrease of $140.0 million. Based upon total debt outstanding at September 30, 2011, total leverage was 2.5x and debt to capital was 25%, inclusive of down-payments on the purchase of two new cryogenic processing facilities and the strategic investment of a 20% interest in the West Texas LPG Pipeline Limited Partnership. The Partnership has incurred approximately half of the $400 million planned capital expenditure program announced earlier this year, including $85 million for the purchase of West Texas LPG; the WestTX re-commissioning of its 60 MMCFD Midkiff plant and down payments towards the WestOK and Velma expansions.

*    *    *

Risk Management

The Partnership continued enhancement of its risk management portfolio, adding further protection for 2012 and 2013. As of October 28, 2011, the Partnership has natural gas, natural gas liquids and condensate protection in place for the remainder of 2011 for approximately 73% of associated margin value (exclusive of ethane), as well as coverage for 2012 and 2013 on approximately 76% and 42%, respectively, of associated margin value (exclusive of ethane). Counterparties to the Partnership’s risk management activities consist of investment grade commercial banks that are lenders under the Partnership’s credit facility, or affiliates of such banks. A table summarizing our risk management portfolio is included in this release.

*    *    *

Operating Results

Gross margin from operations was $71.2 million for the third quarter 2011, compared to $50.3 million for the same period last year. Gross margin includes natural gas and liquids revenues and transportation, compression and other fees, less purchased product costs and non-cash gains (or losses). The increase in gross margin was primarily due to increased NGL prices and volumes. Volumes on the Velma system increased due to production added on the Madill to Velma gathering system associated with activity in the Woodford Shale. The increase in volumes on the Partnership’s WestOK system is related to our expansion into Kansas and increased producer activity in Oklahoma and Kansas, particularly in the Mississippian formations. Volume increases on the WestTX system are a result of additional development for oil drilling in the Permian Basin.

WestTX System

The WestTX system’s average natural gas processed volume was 198.1 million cubic feet per day (“MMCFD”) for the third quarter 2011 compared with 171.0 MMCFD for the prior year comparable quarter, an increase of 15.8% and NGL production of 27,387 barrels per day (“BPD”), a decrease of 4.1% compared with prior year quarter. Increased volumes are primarily due to increased production from producers in the Spraberry and Wolfberry Trends. The Partnership expects volumes on this system to continue to increase as producers continue to aggressively pursue their drilling plans over the coming years. As a result of this increased producer activity, the Partnership has re-commissioned its 60 MMCFD Midkiff plant, which increases processing capacity on the WestTX system to 255 MMCFD, an increase of 31% in processing capacity. The expansion came online in early October as incremental liquids takeaway capacity was secured and the Partnership expects volumes to fill up the expansion over the coming year.

WestOK System

The WestOK system had average natural gas processed volume of 263.7 MMCFD, a 24.6% increase, and NGL production of 13,392 BPD, a 15.8% increase, for the third quarter 2011 from the prior year comparable period. The Partnership completed an expansion of its WestOK system into Kansas during June 2010 and experienced an increase in processed gas volumes due to this project, as well as increased production from other producers on the system. The WestOK system is currently operating in excess of capacity with certain volumes being off-loaded to third-parties for processing or by-passing the processing facilities. The Partnership expects volumes to continue to increase as volumes from producers in Oklahoma, along with others in Kansas, continue to add to the system via development in the oil rich Mississippian Limestone formation. The Partnership has purchased and is currently working to install a new 200 MMCFD cryogenic plant and an expansion of the gathering system in order to meet the drilling plans of its existing producers. This expansion would result in total processing capacity of 428 MMCFD, for an increase of 88%. The expansion is expected to be completed in mid-2012.

Velma System

The Velma system’s average natural gas processed volume was 104.9 MMCFD for the third quarter 2011, an increase of 24.5% compared with the comparable quarter in the prior year. The increase is primarily due to additional production gathered on the Madill to Velma pipeline system from continued producer activity in the liquids-rich portion of the Woodford Shale. Gathered volumes were up 21.4 MMCFD, or 23.7% compared to the same quarter last year. Average NGL production increased to 12,198 BPD for the third quarter 2011, up approximately 19.2% compared to 10,231 BPD for the prior year third quarter, due to the increased processed volumes. The Partnership plans to expand the Velma system by adding a 60 MMCFD cryogenic plant, thereby increasing processing capacity to 160 MMCFD, an increase of 60%, as producers look to take advantage of high NGL content gas in the Woodford shale.

West Texas LPG Pipeline

On May 11, 2011, the Partnership completed the acquisition of a 20% interest in West Texas LPG Pipeline Limited Partnership (“WTLPG”) from Buckeye Partners, L.P. (NYSE: BPL) for $85.0 million. WTLPG owns a 2,295 mile common-carrier pipeline system that transports NGLs from New Mexico and Texas to Mont Belvieu, Texas for fractionation. WTLPG is operated by Chevron Pipeline Company, an affiliate of Chevron Corp. (NYSE: CVX). The Partnership received $784 thousand in distributions during the third quarter of 2011 from this investment, representing its share of cash flow for the approximately 50 days it owned its share of the asset during the second quarter, which is included in its Distributable Cash Flow for the current period.

*    *    *

Corporate and Other

Net of deferred financing costs, interest expense decreased to $4.9 million for the third quarter 2011, down 77.3% as compared with $21.5 million for the third quarter 2010. This decrease was primarily due to reduction in debt outstanding during the period from the proceeds of the Elk City and Laurel Mountain sales, offset by the current organic expansion program.

*    *    *

Interested parties are invited to access the live webcast of an investor call with management regarding the Partnership’s third quarter 2011 results on Tuesday, November 1, 2011 at 10:00 am ET by going to the Investor Relations section of the Partnership’s website at www.atlaspipeline.com. An audio replay of the conference call will also be available beginning at 1:00 pm ET on Tuesday, November 1, 2011. To access the replay, dial 1-888-286-8010 and enter conference code 37877093.

Atlas Pipeline Partners, L.P. (NYSE: APL) is active in the gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, southern Kansas, and northern and western Texas, APL owns and operates five active gas processing plants as well as approximately 8,600 miles of active intrastate gas gathering pipeline. APL also has a 20% interest in West Texas LPG Pipeline Limited Partnership, which is operated by Chevron Corporation. For more information, visit the Partnership’s website at www.atlaspipeline.com or contact IR@atlaspipeline.com.

Atlas Energy, L.P. (NYSE: ATLS) is a master limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P., through which it owns a 2% general partner interest, all the incentive distribution rights and approximately 5.75 million common limited partner units of APL. Additionally, ATLS owns an interest in over 8,500 producing natural gas and oil wells, representing over 185 Bcfe of net proved developed reserves. For more information, please visit Atlas Energy’s website at http://www.atlasenergy.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Partners, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Atlas Pipeline does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in commodity prices and local or national economic conditions and other risks detailed from time to time in Atlas Pipeline’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Financial Summary(1)

(unaudited; in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue:
Natural gas and liquids	$341,498	$220,478	$937,975	$641,978
Transportation, processing and other fees(2)	11,691	9,951	31,536	29,944
Other income (loss), net	26,591	(4,311)	17,317	10,576

Total revenue and other income (loss), net	379,780	226,118	986,828	682,498

Costs and expenses:
Natural gas and liquids	282,391	178,920	774,859	521,495
Plant operating	14,085	12,552	40,240	36,492
Transportation and compression	268	300	603	721
General and administrative(3)	8,321	6,814	24,314	20,730
General and administrative – non-cash unit-based compensation(3)	828	764	2,507	2,791
Other	8	—	583	—
Depreciation and amortization	19,471	18,566	57,499	55,647
Interest	5,935	23,087	24,525	74,085

Total costs and expenses	331,307	241,003	925,130	711,961

Equity income in joint ventures	1,785	1,787	2,934	4,137
Gain on asset sale	—	—	255,674	—
Loss on early extinguishment of debt	—	(4,359)	(19,574)	(4,359)

Income (loss) from continuing operations	50,258	(17,457)	300,732	(29,685)

Discontinued operations:
Gain (loss) on sale of discontinued operations	—	311,492	(81)	311,492
Earnings (loss) from discontinued operations	—	(5,565)	—	9,192

Income (loss) from discontinued operations	—	305,927	(81)	320,684

Net income	50,258	288,470	300,651	290,999
Income attributable to non-controlling interests	(1,760)	(1,076)	(4,492)	(3,338)
Preferred unit dividends	—	(240)	(389)	(240)

Net income attributable to common limited partners and the General Partner	$48,498	$287,154	$295,770	$287,421

(1)	Based on the GAAP statements of operations to be included in Form 10-Q, with additional detail of certain items included.
(2)	Includes affiliate revenues related to transportation and processing provided to Atlas Energy, L.P.
(3)	Non-cash costs associated with unit-based compensation, which have been reflected in the general and administrative costs and expenses, the category associated with the direct personnel cash costs in the GAAP statements of operations to be included in Form 10-Q. General and administrative also includes any compensation reimbursement to affiliates.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Financial Summary (continued)

(unaudited; in thousands, except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net income (loss) attributable to common limited partners per unit:
Basic:
Continuing operations	$0.87	$(0.34)	$5.37	$(0.61)
Discontinued operations	—	5.63	—	5.92

	$0.87	$5.29	$5.37	$5.31

Weighted average common limited partner units (basic)	53,588	53,277	53,494	53,115

Diluted:
Continuing operations	$0.87	$(0.34)	$5.37	$(0.61)
Discontinued operations	—	5.63	—	5.92

	$0.87	$5.29	$5.37	$5.31

Weighted average common limited partner units (diluted)	54,012	53,277	53,923	53,115

Summary Cash Flow Data:
Cash provided by operating activities	$28,748	$44,159	$80,658	$101,285
Cash provided by (used in) investing activities	(56,568)	659,265	165,994	629,888
Cash provided by (used in) financing activities	27,821	(703,418)	(246,649)	(732,028)

Capital Expenditure Data:
Maintenance capital expenditures	$4,980	$2,595	$13,451	$6,478
Expansion capital expenditures	51,195	8,745	134,693	25,600
Investments in Joint Ventures	—	1,300	97,250	6,914

Total	$56,175	$12,640	$245,394	$38,992

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(unaudited; in thousands)

	September 30, 2011	December 31, 2010
ASSETS

Current assets:
Cash and cash equivalents	$167	$164
Other current assets	154,174	114,877

Total current assets	154,341	115,041

Property, plant and equipment, net	1,481,441	1,341,002
Intangible assets, net	109,052	126,379
Investment in joint venture	86,688	153,358
Other assets, net	48,791	29,068

	$1,880,313	$1,764,848

LIABILITIES AND EQUITY

Current liabilities	$185,941	$151,606
Long-term debt, less current portion	423,927	565,764
Other long-term liability	127	5,831

Commitments and contingencies

Total partners’ capital	1,300,183	1,074,184
Non-controlling interest	(29,865)	(32,537)

Total equity	1,270,318	1,041,647

	$1,880,313	$1,764,848

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Reconciliation of Non-GAAP Measures

(unaudited; in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010(1)	2011	2010(1)
Reconciliation of net income to other non-GAAP measures(2):
Net income	$50,258	$288,470	$300,651	$290,999
Income attributable to non-controlling interests	(1,760)	(1,076)	(4,492)	(3,338)
Depreciation and amortization	19,471	18,566	57,499	55,647
Interest expense(1) (3)	5,935	23,087	24,525	74,689
Depreciation, amortization and interest of discontinued operations	—	3,490	—	12,069

EBITDA	73,904	332,537	378,183	430,066
Adjustment for cash flow from investment in joint ventures	(1,001)	39	(386)	4,139
Non-cash (gain) loss on derivatives	(27,049)	6,088	(22,477)	(16,162)
Early termination cash derivative expense(4)	—	—	—	22,401
Premium expense on derivative instruments	2,599	3,714	9,314	17,531
Gain on asset sales and other	—	(311,492)	(255,593)	(311,492)
Loss on early extinguishment of debt	—	4,359	19,574	4,359
Other non-cash (gains) losses(5)	1,250	(471)	3,172	2,477
Discontinued operations adjustments(6)	—	13,604	—	13,629

Adjusted EBITDA	49,703	48,378	131,787	166,948
Interest expense(1)(3)	(5,935)	(23,087)	(24,525)	(74,689)
Amortization of deferred financing costs	1,053	1,547	3,354	4,729
Preferred unit dividends	—	(240)	(389)	(240)
Premium expense on derivative instruments	(2,599)	(3,714)	(9,314)	(17,531)
Laurel Mountain proceeds remaining(7)	—	—	5,850	—
Other	8	—	583	—
Maintenance capital expenditures	(4,980)	(2,595)	(13,451)	(6,478)
Discontinued operations adjustments(8)	—	(1,593)	—	(8,140)

Distributable Cash Flow	$37,250	$18,696	$93,895	$64,599

(1)	Adjusted to reflect the reclassification of accelerated amortization of deferred financing costs from interest expense to loss on early extinguishment of debt.
(2)	EBITDA, Adjusted EBITDA and Distributable Cash Flow are non-GAAP (generally accepted accounting principles) financial measures under the rules of the Securities and Exchange Commission. Management of the Partnership believes that EBITDA, Adjusted EBITDA and Distributable Cash Flow provide additional information for evaluating the Partnership’s ability to make distributions to its common unitholders and the general partner, among other things. These measures are widely used by commercial banks, investment bankers, rating agencies and investors in evaluating performance relative to peers and pre-set performance standards. Adjusted EBITDA is also similar to the Consolidated EBITDA calculation that is utilized within the Partnership’s financial covenants under its credit facility, with the exception that Adjusted EBITDA includes (i) EBITDA from the discontinued operations related to the sale of the Partnership’s Elk City/Sweetwater system; and (ii) other non-cash items specifically excluded under the credit facility. EBITDA, Adjusted EBITDA and Distributable Cash Flow are not measures of financial performance under GAAP and, accordingly, should not be considered in isolation or as a substitute for net income, operating income, or cash flows from operating activities in accordance with GAAP.
(3)	For the nine months ended September 30, 2010, includes the cost of interest rate swaps that were previously recognized in interest expense prior to becoming ineffective in June 2009. They were subsequently recorded in other income (loss), net in the Partnership’s income statement.
(4)	During the nine months ended September 30, 2010, the Partnership made net payments of $33.7 million related to the early termination of derivative contracts, including $11.3 million related to Elk City derivatives included in discontinued operations adjustments. The Partnership’s credit facility definition of Consolidated EBITDA allows for the add-back of charges relating to the early termination of certain derivative contracts for debt covenant calculation purposes when the early termination of derivative contracts is funded through the issuance of equity.
(5)	Includes the non-cash impact of commodity price movements on pipeline linefill inventory and non-cash compensation.
(6)	Discontinued operation adjustments for Adjusted EBITDA include (i) early termination cash derivative expense; (ii) premium expense on derivative instruments; and (iii) non-cash (gain) loss on derivatives.
(7)	Net proceeds remaining from the sale of Laurel Mountain after the repayment of the amount outstanding on the Partnership’s revolving credit facility, redemption of its 8.125% Senior Notes due 2015 and purchase of certain 8.75% Senior Notes due 2018.
(8)	Discontinued operation adjustments for Distributable Cash Flow include (i) maintenance capital expenditures; (ii) interest expense and (iii) premiums expense on derivative instruments.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Unaudited Operating Highlights(1)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010	Percent Change	2011	2010	Percent Change
Pricing (unhedged):

Mid-Continent Weighted Average Prices:
NGL price per gallon – Conway hub	$1.13	$0.85	32.9%	$1.11	$0.93	19.4%
NGL price per gallon – Mt. Belvieu hub	1.36	0.95	43.2%	1.30	1.04	25.0%

Natural gas sales ($/MCF):
Velma	4.02	4.03	(0.2)%	4.04	4.35	(7.1)%
WestOK	4.04	4.01	0.7%	4.05	4.35	(6.9)%
WestTX	4.05	3.99	1.5%	4.04	4.30	(6.0)%
Weighted Average	4.04	4.01	0.7%	4.04	4.33	(6.7)%

NGL sales ($/Gallon):
Velma	1.16	0.80	45.0%	1.12	0.87	28.7%
WestOK	1.17	0.91	28.6%	1.13	0.92	22.8%
WestTX	1.42	0.94	51.1%	1.32	1.00	32.0%
Weighted Average	1.27	0.90	41.1%	1.21	0.96	26.0%

Condensate sales ($/Barrel):
Velma	88.54	74.92	18.2%	94.39	76.19	23.9%
WestOK	81.23	68.73	18.2%	86.75	71.33	21.6%
WestTX	87.68	74.82	17.2%	92.77	74.06	25.3%
Weighted Average	85.77	73.55	16.6%	90.91	73.68	23.4%

Volumes:

Velma system:
Gathered gas volume (MCFD)	111,777	90,377	23.7%	101,593	81,107	25.3%
Processed gas volume (MCFD)	104,930	84,255	24.5%	95,643	75,531	26.6%
Residue gas volume (MCFD)	87,099	68,713	26.8%	78,462	61,559	27.5%
Processed NGL volume (BPD)	12,198	10,231	19.2%	11,219	8,749	28.2%
Condensate volume (BPD)	346	369	(6.2)%	439	410	7.1%

WestOK system:
Gathered gas volume (MCFD)	277,794	225,395	23.2%	260,863	223,511	16.7%
Processed gas volume (MCFD)	263,654	211,533	24.6%	247,259	197,197	25.4%
Residue gas volume (MCFD)	242,744	187,024	29.8%	224,158	177,245	26.5%
Processed NGL volume (BPD)	13,392	11,561	15.8%	13,395	11,785	13.7%
Condensate volume (BPD)	786	599	31.2%	842	661	27.4%

WestTX system(2):
Gathered gas volume (MCFD)	224,412	188,960	18.8%	205,089	175,985	16.5%
Processed gas volume (MCFD)	198,068	170,988	15.8%	188,292	161,474	16.6%
Residue gas volume (MCFD)	136,594	109,167	25.1%	128,584	104,742	22.8%
Processed NGL volume (BPD)	27,387	28,557	(4.1)%	28,003	26,533	5.5%
Condensate volume (BPD)	2,257	1,867	20.9%	1,707	1,353	26.2%

West Texas LPG Partnership(3)
Average NGL volumes (BPD)	227,822	234,002	(2.6)%	227,334	224,963	1.1%

Consolidated Volumes:
Gathered gas volume (MCFD)	621,476	513,874	20.9%	575,292	489,370	17.6%
Processed gas volume (MCFD)	566,652	466,776	21.4%	531,194	434,202	22.3%
Residue gas volume (MCFD)	466,437	364,904	27.8%	431,204	343,546	25.5%
Processed NGL volume (BPD)	52,977	50,349	5.2%	52,617	47,067	11.8%
Condensate volume (BPD)	3,389	2,835	19.5%	2,988	2,424	23.3%

(1)	“MCF” represents thousand cubic feet; “MCFD” represents thousand cubic feet per day; “BPD” represents barrels per day.
(2)	Operating data for the WestTX system represents 100% of its operating activity.
(3)	Volume data for the West Texas LPG Partnership represents 100% of its operating activity for the calendar year.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Unaudited Current Commodity Risk Management Positions

(as of October 28, 2011)

Note: The natural gas, natural gas liquid and condensate price risk management positions shown below represent the contracts in place through December 31, 2013. APL’s price risk management position in its entirety will be disclosed in the Partnership’s Form 10-Q.

SWAP CONTRACTS

NATURAL GAS HEDGES

Production Period	Purchased/Sold	Commodity	MMBTU	Avg. Fixed Price
4Q 2011	Sold	Natural Gas	1,200,000	4.91

NATURAL GAS LIQUIDS HEDGES

Production Period	Purchased/Sold	Commodity	Gallons	Avg. Fixed Price
4Q 2011	Sold	Ethane	2,142,000	0.73
4Q 2011	Sold	Propane	4,284,000	1.19
4Q 2011	Sold	Isobutane	504,000	1.63
4Q 2011	Sold	Normal Butane	1,386,000	1.59
4Q 2011	Sold	Natural Gasoline	3,276,000	2.04
1Q 2012	Sold	Ethane	2,898,000	0.74
1Q 2012	Sold	Propane	4,410,000	1.37
1Q 2012	Sold	Isobutane	504,000	1.97
1Q 2012	Sold	Normal Butane	1,386,000	1.93
1Q 2012	Sold	Natural Gasoline	1,008,000	2.42
2Q 2012	Sold	Propane	4,788,000	1.24
2Q 2012	Sold	Isobutane	630,000	1.60
2Q 2012	Sold	Normal Butane	1,260,000	1.72
2Q 2012	Sold	Natural Gasoline	1,008,000	2.40
3Q 2012	Sold	Propane	5,040,000	1.25
3Q 2012	Sold	Isobutane	756,000	1.57
3Q 2012	Sold	Normal Butane	1,260,000	1.71
3Q 2012	Sold	Natural Gasoline	1,008,000	2.39
4Q 2012	Sold	Propane	5,040,000	1.35
4Q 2012	Sold	Isobutane	756,000	1.58
4Q 2012	Sold	Normal Butane	1,386,000	1.71
4Q 2012	Sold	Natural Gasoline	1,134,000	2.39

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Unaudited Current Commodity Risk Management Positions

(as of October 28, 2011)

CONDENSATE HEDGES

Production Period	Purchased/Sold	Commodity	Barrels	Avg. Fixed Price
4Q 2011	Sold	Crude	30,000	90.75
1Q 2012	Sold	Crude	81,000	95.02
2Q 2012	Sold	Crude	78,000	95.33
3Q 2012	Sold	Crude	69,000	96.65
4Q 2012	Sold	Crude	75,000	95.58
1Q 2013	Sold	Crude	21,000	90.05
2Q 2013	Sold	Crude	21,000	90.05
3Q 2013	Sold	Crude	21,000	90.05
4Q 2013	Sold	Crude	21,000	90.05

OPTION CONTRACTS

NGL OPTION CONTRACTS

Production Period	Purchased/Sold	Type	Commodity	Gallons	Avg. Strike Price
4Q 2011	Purchased	Put	Ethane	2,142,000	0.74
4Q 2011	Purchased	Put	Propane	5,040,000	1.38
1Q 2012	Purchased	Put	Ethane	1,890,000	0.70
1Q 2012	Purchased	Put	Propane	6,300,000	1.47
1Q 2012	Purchased	Put	Isobutane	756,000	1.75
1Q 2012	Purchased	Put	Natural Gasoline	2,898,000	2.36
2Q 2012	Purchased	Put	Propane	6,426,000	1.36
2Q 2012	Purchased	Put	Isobutane	756,000	1.60
2Q 2012	Purchased	Put	Normal Butane	1,134,000	1.56
2Q 2012	Purchased	Put	Natural Gasoline	2,898,000	2.05
3Q 2012	Purchased	Put	Propane	7,560,000	1.36
3Q 2012	Purchased	Put	Isobutane	1,008,000	1.57
3Q 2012	Purchased	Put	Normal Butane	1,890,000	1.54
3Q 2012	Purchased	Put	Natural Gasoline	3,780,000	2.00
4Q 2012	Purchased	Put	Propane	8,190,000	1.36
4Q 2012	Purchased	Put	Isobutane	1,134,000	1.58
4Q 2012	Purchased	Put	Normal Butane	2,142,000	1.56
4Q 2012	Purchased	Put	Natural Gasoline	4,032,000	2.00
1Q 2013	Purchased	Put	Isobutane	504,000	1.79
1Q 2013	Purchased	Put	Normal Butane	1,512,000	1.74
1Q 2013	Purchased	Put	Natural Gasoline	5,292,000	2.15
2Q 2013	Purchased	Put	Isobutane	630,000	1.72
2Q 2013	Purchased	Put	Normal Butane	1,638,000	1.66
2Q 2013	Purchased	Put	Natural Gasoline	5,796,000	2.10
3Q 2013	Purchased	Put	Isobutane	1,512,000	1.66
3Q 2013	Purchased	Put	Normal Butane	3,528,000	1.64
3Q 2013	Purchased	Put	Natural Gasoline	6,300,000	2.09
4Q 2013	Purchased	Put	Isobutane	1,512,000	1.66
4Q 2013	Purchased	Put	Normal Butane	3,780,000	1.66
4Q 2013	Purchased	Put	Natural Gasoline	6,552,000	2.09

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Unaudited Current Commodity Risk Management Positions

(as of October 28, 2011)

CRUDE OPTION CONTRACTS

Production Period	Purchased/Sold	Type	Commodity	Barrels	Avg. Strike Price
4Q 2011	Purchased	Put	Crude Oil	93,000	99.45
4Q 2011	Sold	Call	Crude Oil	169,500	93.35
4Q 2011	Purchased	Call	Crude Oil	63,000	125.20
1Q 2012	Purchased	Put	Crude Oil	63,000	106.00
1Q 2012	Sold	Call	Crude Oil	124,500	94.69
1Q 2012	Purchased	Call	Crude Oil	45,000	125.20
2Q 2012	Purchased	Put	Crude Oil	39,000	107.58
2Q 2012	Sold	Call	Crude Oil	124,500	94.69
2Q 2012	Purchased	Call	Crude Oil	45,000	125.20
3Q 2012	Purchased	Put	Crude Oil	39,000	106.56
3Q 2012	Sold	Call	Crude Oil	124,500	94.69
3Q 2012	Purchased	Call	Crude Oil	45,000	125.20
4Q 2012	Purchased	Put	Crude Oil	39,000	105.80
4Q 2012	Sold	Call	Crude Oil	124,500	94.69
4Q 2012	Purchased	Call	Crude Oil	45,000	125.20
1Q 2013	Purchased	Put	Crude Oil	66,000	100.10
2Q 2013	Purchased	Put	Crude Oil	69,000	100.10
3Q 2013	Purchased	Put	Crude Oil	72,000	100.10
4Q 2013	Purchased	Put	Crude Oil	75,000	100.10